Exhibit 99.2

Trading Data

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Marcato, LP	December 2, 2011	Buy	35,918	42.96	N/A	1,543,127	Cash-Settled Total Return Swap	March 28, 2013

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Marcato II, LP	December 2, 2011	Buy	10,024	42.96	N/A	430,656	Cash-Settled Total Return Swap	March 28, 2013

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Marcato International Master Fund, Ltd.	December 2, 2011	Buy	55,947	42.96	N/A	2,403,623	Cash-Settled Total Return Swap	March 28, 2013